UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 13, 2006

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 30, 2006, Electronic Arts Inc. (“EA”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which included a proposal requesting stockholder approval of a voluntary stock option exchange program (the “Exchange Program”) at EA’s 2006 Annual Meeting of Stockholders. If approved by stockholders, EA anticipates launching the Exchange Program in August 2006.

EA announced today two modifications to the terms of the Exchange Program. First, options eligible for the Exchange Program (“Eligible Options”) will be those having exercise prices that are at least 125% of the average closing price of EA’s common stock, as reported on the NASDAQ Global Select Market, for the five business days preceding the date on which EA commences the Exchange Program. Second, in the event that the average closing price of EA’s common stock, as reported on the NASDAQ Global Select Market, for the five business days prior to the conclusion of the Exchange Program is $55.00 or higher, EA will cancel the Exchange Program.

In light of the modifications described above, EA has updated the following disclosure contained in Proposal 2 of the Proxy Statement (page and paragraph numbers refer to the Proxy Statement, as filed with the SEC on June 30, 2006; the updated disclosure has been underlined below):

Page 13, paragraph 1

“Options eligible for the Exchange Program (“Eligible Options”) will be those having exercise prices that are at least 125% of the average closing price of our Common Stock as reported on the NASDAQ National Market for the five business days preceding the date on which we commence the program.”

Page 13, paragraph 2

“The weighted average ratio of shares subject to Eligible Options cancelled to restricted stock rights issued will be approximately 3.4-to-1 and is expected to range from 3-to-1 to 4-to-1, subject to adjustment as further described below.”

Page 14, paragraph 1

“Reduce Outstanding Overhang. Since many of the Eligible Options have been out of the money for an extended period of time, employees have had little or no incentive to exercise them. As a result, the value of our overhang (i.e., the total number of shares subject to outstanding equity awards as a percentage of our total shares of Common Stock outstanding) has decreased as a potential retention incentive for our employees. The Exchange Program will also serve to reduce our overhang, particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value. Under the program, participating employees will receive significantly fewer restricted stock rights than the number of shares subject to the options they surrender. Because participating employees will exchange a greater number of options for a lesser number of restricted stock rights, there will be an immediate reduction in our overhang. For example, assuming that the average closing market price of our Common Stock for the five business days preceding the commencement of the Exchange Program is $41.21, options for a total of 12,837,448 shares having exercise prices greater than $51.51 (125% of $41.21) would be eligible for participation. If all of these Eligible Options are surrendered for cancellation, we would issue restricted stock rights for 3,778,524 shares, based on the exchange ratios described in the table set forth under “Exchange Ratios” below, resulting in a net reduction in overhang from the Exchange Program of 9,058,924 shares or approximately 3.0% of the number of shares of our Common Stock issued and outstanding as of June 19, 2006. In this example, assuming all Eligible Options were surrendered for cancellation in the Exchange Program and not taking into account additional stock option grant and exercise activity prior to completion of the Exchange Program, immediately following the conclusion of the Exchange Program, we would have (i) options outstanding to purchase 26,815,811 shares, with a weighted average exercise price of $30.33 and a weighted average remaining contractual term of 5.58 years, and (ii) 4,402,458 restricted stock rights outstanding (as compared to 623,934 restricted stock rights outstanding on June 19, 2006).”

Page 15, paragraphs 1 and 2

“Additional Retention Awards

The Compensation Committee believes that the Exchange Program alone will not necessarily provide a sufficiently strong retention incentive for certain key employees. Therefore, in addition to proposing adoption of the Exchange Program, the Compensation Committee has adopted a program of granting a mix of new stock option and restricted stock unit awards (the “Retention Awards”), consistent with our current equity compensation programs, to a targeted group of key employees, which may include our Named Executive Officers. The Retention Awards do not require stockholder approval and are therefore not part of Proposal 2. When implemented, the Compensation Committee anticipates granting a mix of stock options to purchase approximately 2.2 million shares and 600,000 restricted stock units to a select group of key employees. Retention awards granted to key employees at more senior positions will consist of a combination of stock options and restricted stock units, while others will receive Retention Awards solely in the form of restricted stock units. These Retention Awards will partially offset the reduction in overhang achieved by the Exchange Program. In the example used to illustrate the overhang discussion above, the net reduction in overhang achieved by the combination of the Exchange Program and the Retention Awards would be 6,258,924 shares, representing approximately 2.0% of the number of shares of our Common Stock issued and outstanding as of June 19, 2006. The Compensation Committee believes that this combination of the Exchange Program and the grant of new Retention Awards is necessary to achieve the Company’s primary objective of improving its ability to retain and motivate current employees, while still achieving a favorable impact on overhang.

Implementing the Exchange Program

We have not commenced the Exchange Program, and we will not do so unless our stockholders approve both this proposal and the amendments to the Equity Plan described in Proposal 3 contained in this proxy statement and the Compensation Committee determines that the Exchange Program complies with applicable regulatory requirements (as described in more detail below). The Exchange Program will commence at a time determined by the Compensation Committee. However, even if the Exchange Program and the Equity Plan amendments are approved by our stockholders, the Compensation Committee will retain the authority, in its discretion, to terminate, amend or postpone the Exchange Program at any time prior to expiration of the election period under the Exchange Program (provided, however, in no event will the Exchange Program permit the issuance of restricted stock rights having a value greater than the value of the stock options surrendered, as estimated using the Black-Scholes option valuation model). In addition, in the event that the average closing price of our Common Stock, as reported on the NASDAQ Global Select Market, for the five business days prior to the conclusion of the Exchange Program is $55.00 or higher, we will cancel the Exchange Program.”

Page 15, paragraph 4; page 16, paragraph 1

“Description of the Exchange Program

Eligible Options. As of June 19, 2006, options to purchase 39,653,259 shares of our Common Stock were outstanding under all of our equity compensation plans, including options assumed by the Company in connection with acquisitions. Of these, options to purchase 12,837,448 shares of

Common Stock, having exercise prices ranging from $51.525 to $65.93, are held by eligible employees and would be eligible for exchange under the Exchange Program if the five-business-day average closing price of our Common Stock immediately preceding the commencement of the Exchange Program were equal to $41.21. The Compensation Committee will retain the discretion to adjust the threshold exercise price of options eligible to participate in the Exchange Program (using the five-business-day average closing price of our Common Stock immediately preceding the commencement of the Exchange Program) if there is a significant change in the market price of our Common Stock preceding the commencement of the Exchange Program in comparison to the average market price used in determining the exchange ratios described under “Exchange Ratios” below. However, as stated above, in the event that the average closing price of our Common Stock, as reported on the NASDAQ Global Select Market, for the five business days prior to the conclusion of the Exchange Program is $55.00 or higher, we will cancel the Exchange Program.

Eligible Employees. The Exchange Program will be open to all of our employees and employees of any of our subsidiaries designated for participation by the Compensation Committee who hold Eligible Options. However, members of our Board of Directors and our Named Executive Officers will not be eligible to participate. In addition, we may exclude employees in certain non-U.S. jurisdictions from the Exchange Program if local tax or other laws would make their participation infeasible or impractical. To be eligible, an employee must be employed by us or one of our participating subsidiaries both at the time the Exchange Program commences and on the date the surrendered options are cancelled and restricted stock rights are granted to replace them. Any employee holding Eligible Options who elects to participate but whose employment terminates for any reason prior to the grant of the restricted stock rights, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the Exchange Program and will instead retain his or her Eligible Options subject to their existing terms. As of June 19, 2006, Eligible Options were held by 5,073 eligible employees.

Exchange Ratios. Our objective in determining the exchange ratios applicable under the Exchange Program is to provide for the grant of replacement restricted stock rights that will have a value no greater than the value of the stock options surrendered. We estimated the fair value of the Eligible Options using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option, and we have been using this model for required footnote disclosures in our financial statements through our fiscal 2006. For purposes of estimating the fair value of an Eligible Option under the Black-Scholes model, the following factors were used:

(a) the option’s exercise price;

(b) an assumed value of $41.21 per share of our Common Stock, which was the closing price reported on the NASDAQ National Market on June 19, 2006;

(c) an expected volatility of our Common Stock price (the weighted average volatility of all Eligible Options was 46%);

(d) the expected term of the stock option (the weighted average expected term of all Eligible Options is 6 years);

(e) a risk-free interest rate (the weighted average risk-free interest rate of all Eligible Options was 5%); and

(f) no expected dividends.”

“Table of Example Exchange Ratios

Exercise Price Range	Total Shares Subject to Eligible Options	Exchange Ratio: Stock Option Shares per Restricted Stock Right*	Total Restricted Stock Rights Granted (assuming 100% participation)
$51.51 to $53.99	5,059,683	3.0 to 1	1,687,637
$54.00 to $60.99	4,055,795	3.5 to 1	1,160,150
$61.00 and greater	3,721,970	4.0 to 1	930,737

*	Actual exchange ratios will be subject to change at the discretion of the Compensation Committee if there is a change in the market price of our Common Stock preceding the commencement of the Exchange Program from the market price used in determining the exchange ratios set forth in this table or a change to any of the other factors used in the Black-Scholes calculation used to determine the exchange ratios; provided, however, in no event will the Exchange Program permit the issuance of restricted stock rights having a value greater than the value of the stock options surrendered, as estimated using the Black-Scholes option valuation model.”

Page 19, paragraph 3

“Effect on Stockholders

We are not able to predict the impact the Exchange Program will have on our stockholders because we are unable to predict how many or which employees will exchange their Eligible Options. The Exchange Program was designed to avoid any additional compensation charge and to reduce the overhang from outstanding stock options. As of June 19, 2006, assuming a five-business-day average closing price of our Common Stock of $41.21 immediately prior to the commencement of the Exchange Program, the maximum number of shares subject to Eligible Options which could be exchanged is 12,837,448 and the maximum number of shares of Common Stock underlying the restricted stock rights which could be issued using the exchange ratios set forth above is 3,778,524. As explained above, the net reduction in shares subject to outstanding equity awards resulting from the Exchange Program could be significantly lower depending on factors such as the level of participation by our employees in the Exchange Program. The reduction in overhang will also be partially offset by the grant of additional Retention Awards. In addition, we intend to return up to 7 million shares subject to options cancelled in the Exchange Program to the Equity Plan where they will be available for the grant of future awards.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: July 13, 2006	By:	/s/ Warren C. Jenson
Warren C. Jenson
Executive Vice President, Chief Financial
and Administrative Officer